Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Strategic Market Access Notes Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	Based Upon a Basket of Energy-Related Master Limited Partnerships Due September , 2011 $1,000 per Note

AMENDED OFFERING SUMMARY

No. 2010-MTNDD586

(Related to the Amended Pricing Supplement, Subject to Completion Dated July 21, 2010,

Prospectus Supplement Dated February 18, 2009 and Prospectus dated February 18, 2009)

This Amended Offering Summary is being filed to correct the name, SEC file number and description of Teekay LNG Partners L.P. on pages 4 and 16.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 21, 2010

2 |	Strategic Market Access Notes

Strategic Market Access Notes

Based Upon a Basket of Energy-Related Master Limited Partnerships

Due September     , 2011

This offering summary represents a summary of the terms and conditions of the Strategic Market Access Notes. We encourage you to read the information contained in this offering summary, the preliminary pricing supplement related to this offering and the accompanying prospectus supplement and prospectus, before making your decision to invest in the Notes. Capitalized terms used in this offering summary are defined in “Preliminary Terms” below.

You may access the preliminary pricing supplement related to this offering, the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

■	Amended Pricing Supplement, No. 2010-MTNDD586, Subject to Completion filed on July 28, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510169349/d424b2.htm

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Overview of the Notes

The Notes are senior unsecured debt securities of Citigroup Funding Inc. offering no principal protection. Any maturity payment you receive may be less than your initial investment in the Notes and could be zero. Any payments due on the Notes, including at maturity, will be based on the performance of the Basket Components contained in the Energy MLP Basket. The Basket Components will be initially equally weighted and rebalanced to equal weighting on the Basket Rebalancing Date. Some of the key characteristics of the Notes include:

■

No Principal Protection. The Notes are not principal protected. The amount you receive at maturity, if any, will be based on the Net Investment Value of the Notes, may be less than your initial investment in the Notes and could be zero.

■

Variable Quarterly Interest Payments. We will pay interest on the Notes quarterly on December     , 2010, March     , 2011, June     , 2011 and on the Maturity Date. The amount of interest payable per Note will vary and for each quarterly Interest Period will equal the sum of (i) the Fixed Interest Amount and (ii) the Variable Interest Amount, which may be zero. The Fixed Interest Amount will equal 0.20% per annum of each $1,000 Note. The Variable Interest Amount will equal the total amount of ordinary cash dividends with respect to the Basket Components for which an

Ex-Date has occurred during each quarterly Interest Period, if any, for each $1,000 Note.

■

Net Investment Value. On the Pricing Date, the Net Investment Value will be $990 per Note. On any Trading Day after the Pricing Date, the Net Investment Value per Note will equal (A) (i) $990 multiplied by (ii) the Basket Return Percentage plus (B) any accrued and unpaid Dividend Amount up to and including that Trading Day minus (C) the Accumulated Basket Adjustment Fee. Because the Net Investment Value per Note will be determined by multiplying the Basket Return Percentage by $990, not $1,000 per Note, only 99.00% of your initial investment in the Notes will participate in the appreciation, if any, of the Energy MLP Basket. Additionally, because the Net Investment Value will be calculated after the deduction of an Adjustment Factor of 1.00% per annum, which will accrue daily during the term of the Notes based upon the Net Investment Value on the immediately preceding Trading Day, this Accumulated Basket Adjustment Fee will reduce the Net Investment Value and, therefore, the return on your investment in the Notes, if any.

The Notes are a series of senior unsecured debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other

Strategic Market Access Notes	| 3

unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the full principal amount of your investment at maturity is not guaranteed.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality. All payments on the Notes are subject to the credit risk of Citigroup Inc.

Types of Investors

The Notes may be an appropriate investment for investors with an optimistic view on the Energy MLP Basket who are also willing to accept the risk to the principal invested. Such investors may include:

■	Investors looking for potential periodic income

■	Investors with positive return expectations for the Energy MLP Basket who are willing to risk principal

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $10 for each Note sold in this offering, subject to reduction for volume purchase discounts depending on the aggregate amount of Notes purchased by an investor. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including broker-dealers affiliated with Citigroup Global Markets, a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $10 for each Note they sell, subject to reduction for volume purchase discounts depending on the aggregate amount of Notes purchased by an investor. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the preliminary pricing supplement related to this offering for more information.

4 |	Strategic Market Access Notes

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships due September , 2011.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal-protected you may receive a payment at maturity with a value less than the amount you initially invest.
Principal Protection:	None.
Aggregate Amount Issued:	$ ( Notes).
Pricing Date:	, 2010.
Issue Date:	Approximately 3 Trading Days after the Pricing Date.
Valuation Date:	Approximately 3 Trading Days prior to the Maturity Date.
Maturity Date:	September , 2011.
Issue Price:	$1,000 per Note.
Minimum Investment Amount:	$50,000
Energy MLP Basket:	The common units of fifteen energy-related MLPs and will be initially equally weighted and rebalanced to equal weighting on the Basket Rebalancing Date

Basket Components:	MLP Name	Ticker	Exchange
	El Paso Pipeline Partners, L.P.	EPB	NYSE
	Energy Transfer Equity, L.P.	ETE	NYSE
	Enterprise Products Partners L.P.	EPD	NYSE
	Inergy, L.P.	NRGY	NYSE
	Magellan Midstream Partners, L.P.	MMP	NYSE
	NuStar Energy L.P.	NS	NYSE
	NuStar GP Holdings, LLC	NSH	NYSE
	ONEOK Partners, L.P.	OKS	NYSE
	Plains All American Pipeline, L.P.	PAA	NYSE
	Regency Energy Partners LP	RGNC	NASDAQ
	Spectra Energy Partners, LP	SEP	NYSE
	Suburban Propane Partners, L.P.	SPH	NYSE
	Targa Resources Partners LP	NGLS	NYSE
	Teekay LNG Partners L.P.	TGP	NYSE
	Western Gas Partners, LP	WES	NYSE

Interest:	The amount of interest payable per Note will vary and for each quarterly Interest Period will equal the sum of (i) the Fixed Interest Amount of 0.20% per annum and (ii) the Variable Interest Amount, which may be zero.
Interest Payment Dates:	December , 2010, March , 2011, June , 2011 and on the Maturity Date.
Fixed Interest Amount:	0.20% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months.
Variable Interest Amount:	The Dividend Amount accrued from but excluding the prior Interest Determination Date to and including the next following Interest Determination Date (or, in the case of the first Interest Period, from but excluding the Pricing Date to and including the first Interest Determination Date).
Dividend Amount:	The total amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during the relevant time period, if any, for each $1,000 Note.
Ex-Date:	The Ex-Date relating to the cash dividend on any Basket Component is the first date on which such common units trade in the regular way on their principal national securities exchange without the right to receive this cash dividend.
Interest Period:	Each period from but excluding an Interest Determination Date, or the Pricing Date, to and including the next Interest Determination Date.
Interest Determination Date:	Three Trading Days prior to each Interest Payment Date.
Payment at Maturity:	The Net Investment Value of the Notes determined on the Valuation Date.
Net Investment Value:	■ On the Pricing Date: $990 per Note. ■ On any Trading Day after the Pricing Date: ($990 x Basket Return Percentage) + Accrued Dividend Amount – Accumulated Basket Adjustment Fee
Basket Return Percentage:	On any Trading Day: Ending Basket Value Starting Basket Value

Strategic Market Access Notes	| 5

Starting Basket Value:	100, set on the Pricing Date.
Ending Basket Value:	The Closing Value of the Energy MLP Basket on the relevant Trading Day.
Closing Value:	The sum of the products of (i) the closing price of a Basket Component on the relevant Trading Day and (ii) that Basket Component’s Basket Composition Ratio.
Basket Composition Ratio:

■     For each Basket Component, on each Trading Day from and including the Pricing Date to and excluding the Basket Rebalancing Date, (100 divided by 15) divided by the closing price of that Basket Component on the Pricing Date.

■     On each Trading Day from and including the Basket Rebalancing Date to and including the Valuation Date, (A) (i) the Ending Basket Value on the Basket Rebalancing Date divided by (ii) the number of Basket Components on the Basket Rebalancing Date divided by (B) the closing price of that Basket Component on the Basket Rebalancing Date.

Basket Rebalancing Date:	March , 2011 (approximately six months after the Pricing Date).
Accrued Dividend Amount:	The accrued and unpaid Dividend Amount up to and including that Trading Day.
Accumulated Basket Adjustment Fee:

On any Trading Day:

A + B x   C   x D

365

where,

A equals the Accumulated Basket Adjustment Fee on the immediately preceding Trading Day;

B equals the Basket Adjustment Factor of 1.00%;

C equals the number of calendar days since the immediately preceding Trading Day; and

D equals the Net Investment Value of the Notes on the immediately preceding Trading Day.

Trading Day:	A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, NYSE Alternext US, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.
Listing:	We will not apply to list the Notes on any exchange.

Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price(1)	$1,000
	Underwriting Fee(1)	$10
	Proceeds to Citigroup Funding Inc.	$990

(1)    The actual public offering price and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by that investor. The lowest price payable by an investor is $995 per Note. You should refer to “Additional Information” in this offering summary for more information.

Sales Commission Earned:	$10 per Note for each Note sold by a Citigroup Global Markets Financial Advisor or other selected dealer, subject to reduction for volume purchase discounts depending on the aggregate amount of Notes purchased by an investor. You should refer to “Additional Information” in this offering summary for more information.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:

Benefits of the Notes

■

Growth Potential. The Net Investment Value payable on the Maturity Date, if any, is primarily based on the Basket Return Percentage of the Energy MLP Basket, which compares the value of the Energy MLP Basket on the Valuation Date to its value on the Pricing Date, enabling you to participate in the increase, if any, in the value of the Energy MLP Basket. However, you will not fully participate in any increase in the value of the Energy MLP Basket because the Net Investment Value is calculated after deducting the Basket Adjustment Factor and a sales charge of $10 per Note.

■

Variable Quarterly Interest Payments. The Notes will pay a quarterly interest amount that will vary and for each quarterly Interest Period will equal the sum of (i) the Fixed Interest Amount of 0.20% per annum and (ii) the Variable Interest Amount, which may be zero. If the Variable Interest Amount is zero on any Interest Determination Date, your interest payment for that Interest Period will be as little as $0.50 per Note.

6 |	Strategic Market Access Notes

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of the risk considerations are summarized below, please review “Risk Factors Relating to the Notes” in the preliminary pricing supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement for a full description of risks.

Risk Factors Relating to the Notes

■

Potential for Loss. The amount payable at maturity, if any, will depend on the Net Investment Value on the Valuation Date and may be less than the amount you paid for your Notes. If the value of the Energy MLP Basket declines, remains the same or does not increase by an amount greater than the sum of (i) the Accumulated Basket Adjustment Fee and (ii) a sales charge of $10 per Note from its value on the Pricing Date, so that the Net Investment Value on the Valuation Date is less than $1,000 per Note, the amount you receive for each Note at maturity will be less than the $1,000 you paid for each Note. This will be true even if the value of the Energy MLP Basket at one or more times during the term of the Notes exceeds the value of the Energy MLP Basket on the Pricing Date.

■

The Amount of Interest Payable on the Notes Will Vary and May Be as Low as 0.20% Per Annum. Because the Variable Interest Amount portion of the interest payment on the Notes is based on the Dividend Amount during the relevant Interest Period, the amount of interest payable on the Notes will vary and may be as low as 0.20% per annum per $1,000 Note. If the Dividend Amount is zero on any Interest Determination Date, you will not receive a Variable Interest Amount for the related Interest Period and the total amount of interest payable per Note during that Interest Period will be as little as $0.50 (0.20% per annum paid quarterly).

■

You Will Not Fully Participate in Any Appreciation of the Energy MLP Basket. Because the Net Investment Value per Note is determined by multiplying the Basket Return Percentage by $990, not $1,000 per Note, only 99.00% of your initial investment in the Notes will participate in the appreciation, if any, of the Energy MLP Basket. Additionally, the Net Investment Value is calculated after deducting the Basket Adjustment Factor, which further reduces your participation in the appreciation, if any, of the Energy MLP Basket.

■	Reference to a Basket May Lower Your Return. Because the value of the Energy MLP Basket will be based on the closing prices of the fifteen Basket

Components, a significant increase in the closing price of one Basket Component but not another may be substantially or entirely offset by a decrease in the closing price of another Basket Component. This may cause your return on the Notes, if any, to be less than the return on a similar instrument linked to one or more of the Basket Components.

■

Potential for a Lower Comparative Yield. If the Net Investment Value on the Valuation Date is less than         %, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

■

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the Notes.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

■

The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the Closing Value of the Energy MLP Basket, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the Notes and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade, if at all, at prices below their initial issue price of $1,000 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

Strategic Market Access Notes	| 7
■

Citigroup Funding’s Hedging and Trading Activity Could Adversely Affect the Value of the Notes. Citigroup Funding expects to hedge its obligations under the Notes through the trading of the Basket Components or other instruments, such as options, swaps or futures, based upon the Basket Components by one or more of its affiliates. This hedging activity on, or prior to, the Pricing Date could increase the closing prices of the Basket Components, and potentially increase the closing prices the Basket Components must be above on the Valuation Date before you can receive at maturity a payment that exceeds your initial investment in the Notes. Additionally, such hedging activity during the term of the Notes could potentially affect the Net Investment Value of the Notes. This hedging activity during the term of the Notes also could affect the market price of the Underlying Equity and therefore the market value of the Notes.

■

Market Price Influenced by Inclusion of Underwriting Fees and Projected Profit from Hedging Activity. The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, since the issue price includes and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Notes are also likely to be reduced by costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the Notes declines. In addition, any secondary market prices for the Notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the preliminary pricing supplement related to this offering.

■

The United States Federal Income Tax Consequences of the Notes Are Potentially Less Favorable than Those of a Direct Investment in the Underlying MLPs. The United States federal income tax treatment of the Notes differs from the treatment of a direct investment in the MLPs represented in the Energy MLP Basket. In particular, investors who are “U.S. persons” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) should be aware that the Notes are subject to the “constructive ownership” rules set forth in Section 1260 of the Code, which re-characterizes long-term capital gain that may be recognized in respect of the Notes as ordinary income to the extent such gain is greater than the net long-term gain that would have been realized on a comparable direct investment in the MLPs represented in the Energy MLP Basket and imposes an interest charge on the deemed underpayment of tax with respect to certain income items that are considered to have been deferred by a holder who invests in the Notes rather than in the MLPs represented in the Energy MLP Basket directly. Investors are strongly urged to consult their own tax advisers as to the consequences of an investment in the Notes, including the application of Section 1260 to the Notes.

Special Considerations Related to the Basket Components Included in the Energy MLP Basket

■

Energy MLP Market Risks May Affect the Value of the Notes and the Amount You Will Receive at Maturity. We expect that the value of the Energy MLP Basket will fluctuate in accordance with changes in the closing prices of the Basket Components, the financial condition of the MLPs represented in the Energy MLP Basket and certain other factors. The financial condition of the MLPs represented in the Energy MLP Basket may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the value of the Energy MLP Basket and thus in the value of the Notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Basket Components change. Investor perceptions of the Basket Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Energy MLP Basket is expected to fluctuate until the Maturity Date.

■

The Return on the Notes May Be Lower Than the Return on a Note Linked to a More Diversified Basket. While the Energy MLP Basket will consist of fifteen Basket Components, all MLPs represented in the Energy MLP Basket are engaged in energy sector

8 |	Strategic Market Access Notes

businesses, in particular the midstream energy assets, products and services such as gathering and processing and the fractionating, storing, terminalling, transporting, distributing trading and marketing of natural resources or energy assets. In addition, for the most part, the businesses, operations and consumers of all fifteen MLPs represented in the Energy MLP Basket are predominantly based in the continental United States and may be geographically concentrated. Such lack of diversification may cause the value of the Energy MLP Basket to move in the same or a similar direction (to be “highly correlated”), to be more volatile or to cause the return on the Notes, if any, to be less than the return on a similar instrument linked to more diversified basket.

■

The Basket Components Are Subject to the Risks Related to the Energy Industry. All of the Basket Components are issued by MLPs whose primary lines of business are directly associated with the energy industry, including the oil and gas sector. In addition, many of these MLPs are non-diversified businesses that are exposed to the risks associated with those businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. MLPs in the energy industry are significantly affected by a number of factors, including government, economic, monetary, tax and fiscal policies, changes in weather and environmental conditions, which could cause a downturn in the energy industry generally or regionally and could cause the price of some or all of the Basket Components to decline, and the amounts of their cash dividends to decrease, during the term of the Notes.

■

The Value of the Energy MLP Basket and the Interest Payments on the Notes Could be Significantly Reduced if the Current Tax or Other Regulatory Treatment of the MLP Issuers Changes. As of the date of this offering summary, MLPs are taxed as partnerships for federal income tax purposes and, generally, are not subject to entity-level taxation by individual states. If MLPs cease to be taxed as partnerships but become subject to taxation as corporations or if other regulatory authorities enact regulations which negatively affect MLPs’ ability to generate or distribute income, cash flow and after-tax dividends or other distributions paid to holders of MLP common units could be significantly reduced. Any reduction in dividends paid on the Basket Components will reduce the quarterly interest payments on the Notes. In addition, reductions in cash flow or payments made to holders of MLP common units likely would result in a significant reduction in the value of the Basket Components. Any reduction in the value of the Basket Components will reduce the Closing Value of the Energy MLP Basket, and accordingly, the value of the Notes.

■

Relationship to the MLPs Represented in the Energy MLP Basket. You will have no rights as a holder of the Notes with respect to any of the MLPs represented in the Energy MLP Basket, even though the market value of the Notes is expected to depend, in part, on the closing prices of the Basket Components and the amount of cash distributions, if any, paid on the Basket Components over the term of the Notes. The MLPs represented in the Energy MLP Basket are not involved in the offering of the Notes and have no obligations relating to the Notes. In addition, you will have no voting rights and will not directly receive dividends or other distributions, if any, from the represented in the Energy MLP Basket, if any, with respect to any of the Basket Components.

■

The Historical Data on the Basket Components Are Not Indicative of the Future Performance of the Basket Components. The historical data on the Basket Components, which are included in this offering summary, should not be taken as an indication of the actual performance of the Basket Components during the term of the Notes, an indication of whether you should sell the Notes in the secondary market, if any, or an indication of the actual amount you will receive at maturity. Changes in the prices of the Basket Components will affect the value of the energy MLP basket and the market value of the Notes, but it is impossible to predict whether the actual price of each Basket Component will rise or fall.

Strategic Market Access Notes	| 9

Description of the Basket Components

The following information regarding each of the Basket Components has been obtained from publicly available documents. Each of the MLP issuers of a Basket Component is currently subject to the information requirements of the Securities Exchange Act. Accordingly, each MLP issuer of a Basket Component files reports and other information with the SEC. Such reports and other information are available to the public on the SEC’s website at http://www.sec.gov by reference to the SEC file number listed below for each Basket Component, or may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This offering summary relates only to the Notes offered hereby and does not relate to the Basket Components or other securities issued by the related MLPs. We have derived all disclosures contained in this offering summary regarding each Basket Component from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup Inc., Citigroup Funding or Citigroup

Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to any of the MLP issuers of the Basket Components. None of Citigroup Funding or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding each of the relevant MLPs is accurate or complete.

The Notes represent obligations of Citigroup Funding only. None of the MLP issuers of the Basket Components is involved in any way in this offering nor have any obligation relating to the Notes or to holders of the Notes.

Holders of Notes will not be entitled to any rights with respect to the Basket Components (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

We make no representation as to the amount of dividends, if any, that the MLP issuers of the Basket Components may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from the MLP issuers of the Basket Components.

10 |	Strategic Market Access Notes

Description of El Paso Pipeline Partners, L.P.

According to publicly available documents, El Paso Pipeline Partners, L.P. owns and operates natural gas transportation pipelines and storage assets. Its SEC file number is 001-33825.

Historical Data on the Common Units of El Paso Pipeline Partners, L.P.

The common units of El Paso Pipeline Partners, L.P. are listed on NYSE under the symbol “EPB.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of El Paso Pipeline Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of El Paso Pipeline Partners, L.P.

According to El Paso Pipeline Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 112,830,998 common units of El Paso Pipeline Partners, L.P. issued and outstanding.

	High	Low	Dividends
2007
Quarter
Fourth	$25.05	$20.00	$0.00000
2008
Quarter
First	25.05	21.15	0.12813
Second	24.03	20.67	0.28750
Third	20.78	13.27	0.29500
Fourth	18.20	12.88	0.30000
2009
Quarter
First	18.96	15.60	0.32000
Second	19.60	16.95	0.32500
Third	21.10	17.45	0.33000
Fourth	26.22	20.31	0.35000
2010
Quarter
First	28.06	23.56	0.36000
Second	30.25	25.97	0.38000
Third (through July 20)	30.96	28.41	0.00000

The closing price of the common units of El Paso Pipeline Partners, L.P. on July 20, 2010 was $30.96.

Description of Energy Transfer Equity, L.P.

According to publicly available documents, Energy Transfer Equity, L.P. is engaged in natural gas operations, including natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P and interstate natural gas transportation services through Energy Transfer Interstate Holdings. Its SEC file number is 001-32740.

Historical Data on the Common Units of Energy Transfer Equity, L.P.

The common units of Energy Transfer Equity, L.P. are listed on NYSE under the symbol “ETE.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Energy Transfer Equity, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Energy Transfer Equity, L.P.

According to Energy Transfer Equity, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 4, 2010 there were 222,941,172 common units of Energy Transfer Equity, L.P. issued and outstanding.

	High	Low	Dividends
2006
Quarter
First	$24.20	$20.91	$0.0000
Second	27.25	23.27	0.0578
Third	29.29	25.09	0.2375
Fourth	31.26	27.92	0.3125
2007
Quarter
First	36.84	30.37	0.3400
Second	42.73	36.28	0.3560
Third	42.53	33.87	0.3725
Fourth	36.24	31.56	0.3900
2008
Quarter
First	35.10	28.93	0.5500
Second	34.33	28.99	0.4400
Third	30.00	20.92	0.4800
Fourth	22.12	13.29	0.4800
2009
Quarter
First	21.70	16.18	0.5100
Second	26.84	21.52	0.5250
Third	30.07	24.43	0.5350
Fourth	30.88	27.29	0.5350
2010
Quarter
First	34.34	30.58	0.5400
Second	35.40	28.15	0.5400
Third (through July 20)	36.08	33.53	0.0000

The closing price of the common units of Energy Transfer Equity, L.P. on July 20, 2010 was $35.47.

Strategic Market Access Notes	| 11

Description of Enterprise Products Partners L.P.

According to publicly available documents, Enterprise Products Partners L.P. is a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids, crude oil, refined products and certain petrochemicals. In addition, Enterprise Products Partners L.P. develops pipelines and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its SEC file number is 001-14323.

Historical Data on the Common Units of Enterprise Products Partners L.P.

The common units of Enterprise Products Partners L.P. are listed on NYSE under the symbol “EPD.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Enterprise Products Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Enterprise Products Partners L.P.

According to Enterprise Products Partners L.P. ‘s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 634,754,083 common units of Enterprise Products Partners L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$27.70	$24.32	$0.4000
Second	27.03	24.96	0.4100
Third	27.45	24.28	0.4200
Fourth	26.02	23.47	0.4300
2006
Quarter
First	25.95	23.90	0.4375
Second	25.52	23.92	0.4450
Third	27.01	24.90	0.4525
Fourth	29.80	26.35	0.4600
2007
Quarter
First	32.60	28.46	0.4675
Second	33.15	30.36	0.4750
Third	33.33	28.00	0.4825
Fourth	32.17	29.92	0.4900
2008
Quarter
First	32.48	28.21	0.5000
Second	32.31	29.10	0.5075
Third	29.75	23.61	0.5150
Fourth	26.12	17.26	0.5225
2009
Quarter
First	23.39	17.95	0.5300
Second	26.43	21.30	0.5375
Third	29.32	24.85	0.5450
Fourth	32.15	27.79	0.5525
2010
Quarter
First	34.39	30.34	0.5600
Second	36.65	31.68	0.5675
Third (through July 20)	38.30	34.76	0.0000

The closing price of the common units of Enterprise Products Partners L.P. on July 20, 2010 was $38.30.

Description of Inergy, L.P.

According to publicly available documents, Inergy, L.P. is engaged primarily in the sale, distribution, storage, marketing, trading, processing and fractionation of propane, natural gas and other natural gas liquids. Its SEC file number is 000-32453.

Historical Data on the Common Units of Inergy, L.P.

The common units of Inergy, L.P. are listed on NYSE under the symbol “NRGY.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Inergy, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Inergy, L.P.

According to Inergy, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30, 2010 there were 65,868,636 common units of Inergy, L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$34.01	$28.19	$0.475
Second	33.77	29.80	0.500
Third	33.31	28.20	0.510
Fourth	28.83	25.23	0.520
2006
Quarter
First	27.64	25.93	0.530
Second	26.88	24.90	0.540
Third	27.65	25.68	0.545
Fourth	30.12	26.91	0.555
2007
Quarter
First	32.77	29.04	0.565
Second	37.49	32.68	0.575
Third	37.85	29.50	0.585
Fourth	34.90	29.85	0.595
2008
Quarter
First	31.25	27.24	0.605
Second	29.30	26.02	0.615
Third	26.40	20.82	0.625
Fourth	22.47	13.23	0.635
2009
Quarter
First	24.85	17.04	0.645
Second	25.99	21.62	0.655
Third	30.44	25.13	0.665
Fourth	36.08	28.98	0.675
2010
Quarter
First	38.00	33.73	0.685
Second	39.57	34.01	0.695
Third (through July 20)	41.75	38.36	0.000

The closing price of the common units of Inergy, L.P. on July 20, 2010 was $41.75.

12 |	Strategic Market Access Notes

Description of Magellan Midstream Partners, L.P.

According to publicly available documents, Magellan Midstream Partners, L.P. operates in three business segments: the petroleum products pipeline system, the petroleum products terminals and the ammonia pipeline system. Its SEC file number is 001-16335.

Historical Data on the Common Units of Magellan Midstream Partners, L.P.

The common units of Magellan Midstream Partners, L.P. are listed on NYSE under the symbol “MMP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Magellan Midstream Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Magellan Midstream Partners, L.P.

According to Magellan Midstream Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 106,731,349 common units of Magellan Midstream Partners, L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$31.50	$29.28	0.45625
Second	33.01	30.45	0.48000
Third	35.30	31.74	0.49750
Fourth	34.65	31.75	0.53125
2006
Quarter
First	33.27	30.82	0.55250
Second	35.20	32.80	0.56500
Third	36.93	33.65	0.57750
Fourth	39.24	36.85	0.59000
2007
Quarter
First	47.27	37.90	0.60250
Second	51.00	43.95	0.61625
Third	47.81	39.81	0.63000
Fourth	43.99	39.72	0.64375
2008
Quarter
First	44.48	38.62	0.65750
Second	43.35	35.59	0.67250
Third	37.90	31.00	0.68750
Fourth	35.83	22.15	0.70250
2009
Quarter
First	35.49	25.80	0.71000
Second	36.52	29.61	0.71000
Third	39.25	34.60	0.71000
Fourth	43.31	36.90	0.71000
2010
Quarter
First	47.15	41.04	0.71000
Second	48.33	41.50	0.72000
Third (through July 20)	48.95	46.37	0.00000

The closing price of the common units of Magellan Midstream Partners, L.P. on July 20, 2010 was $48.95.

Description of NuStar Energy L.P.

According to publicly available documents, NuStar Energy L.P. is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Its SEC file number is 001-16417.

Historical Data on the Common Units of NuStar Energy L.P.

The common units of NuStar Energy L.P. are listed on NYSE under the symbol “NS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of NuStar Energy L.P., as reported on NYSE, as well as the cash dividends paid per common unit of NuStar Energy L.P.

According to NuStar Energy L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 60,210,549 common units of NuStar Energy L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$62.40	$58.45	$0.8000
Second	64.15	59.35	0.8000
Third	60.25	54.70	0.8550
Fourth	58.90	50.75	0.8550
2006
Quarter
First	54.10	49.95	0.8550
Second	53.94	49.02	0.8550
Third	52.05	48.90	0.8550
Fourth	57.53	49.15	0.9150
2007
Quarter
First	66.95	54.73	0.9150
Second	70.16	64.20	0.9150
Third	70.05	58.68	0.9500
Fourth	63.38	52.15	0.9850
2008
Quarter
First	56.76	47.85	0.9850
Second	53.76	47.39	0.9850
Third	49.71	41.45	0.9850
Fourth	46.14	30.89	1.0575
2009
Quarter
First	49.72	41.06	1.0575
Second	57.62	46.90	1.0575
Third	56.74	51.05	1.0575
Fourth	56.91	50.61	1.0650
2010
Quarter
First	60.02	53.09	1.0650
Second	64.32	52.86	1.0650
Third (through July 20)	60.06	56.04	0.0000

The closing price of the common units of NuStar Energy L.P. on July 20, 2010 was $59.85.

Strategic Market Access Notes	| 13

Description of NuStar GP Holdings, LLC

According to publicly available documents, NuStar GP Holdings, LLC has no operations or sources of income or cash flows other than its investment in NuStar Energy L.P., which is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Its SEC file number is 001-32940.

Historical Data on the Common Units of NuStar GP Holdings, LLC

The common units of NuStar GP Holdings, LLC are listed on NYSE under the symbol “NSH.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of NuStar GP Holdings, LLC, as reported on NYSE, as well as the cash dividends paid per common unit of NuStar GP Holdings, LLC.

According to NuStar GP Holdings, LLC’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 42,547,294 common units of NuStar GP Holdings, LLC issued and outstanding.

	High	Low	Dividends
2006
Quarter
Third	$22.05	$19.40	$0.0000
Fourth	24.91	19.32	0.2574
2007
Quarter
First	28.10	23.49	0.3200
Second	38.26	27.75	0.3200
Third	38.26	30.43	0.3400
Fourth	34.50	27.76	0.3600
2008
Quarter
First	29.43	22.82	0.3600
Second	27.47	21.67	0.3600
Third	21.41	17.30	0.3600
Fourth	20.35	14.20	0.4300
2009
Quarter
First	21.39	17.63	0.4300
Second	24.97	20.83	0.4300
Third	27.22	22.86	0.4300
Fourth	27.22	23.70	0.4350
2010
Quarter
First	29.76	26.29	0.4350
Second	30.92	25.44	0.4500
Third (through July 20)	31.31	30.28	0.0000

The closing price of the common units of NuStar GP Holdings, LLC on July 20, 2010 was $30.57.

Description of ONEOK Partners, L.P.

According to publicly available documents, ONEOK Partners, L.P. is engaged in the gathering, processing, storage and transportation of natural gas in the United States. Its SEC file number is 001-12202.

Historical Data on the Common Units of ONEOK Partners, L.P.

The common units of ONEOK Partners, L.P. are listed on NYSE under the symbol “OKS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of ONEOK Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of ONEOK Partners, L.P.

According to ONEOK Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 22, 2010 there were 65,413.677 common units of ONEOK Partners, L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$52.50	$47.06	$0.800
Second	50.90	45.90	0.800
Third	52.35	47.15	0.800
Fourth	47.98	40.76	0.800
2006
Quarter
First	49.15	42.00	0.800
Second	51.35	47.63	0.880
Third	56.25	49.35	0.950
Fourth	65.91	56.25	0.970
2007
Quarter
First	67.80	62.62	0.980
Second	72.42	66.82	0.990
Third	70.70	58.20	1.000
Fourth	65.41	59.00	1.010
2008
Quarter
First	63.89	54.58	1.025
Second	64.01	55.90	1.040
Third	60.05	50.32	1.060
Fourth	55.88	39.25	1.080
2009
Quarter
First	52.75	34.21	1.080
Second	49.75	40.06	1.080
Third	53.30	45.80	1.080
Fourth	63.00	52.20	1.090
2010
Quarter
First	66.67	57.98	1.100
Second	65.34	55.95	1.110
Third (through July 20)	71.15	63.57	0.000	*

*	ONEOK Partners, L.P. declared a dividend of $1.120 on July 14, 2010 which is payable on September 13, 2010.

The closing price of the common units of ONEOK Partners, L.P. on July 20, 2010 was $71.15.

14 |	Strategic Market Access Notes

Description of Plains All American Pipeline, L.P.

According to publicly available documents, Plains All American Pipeline, L.P. is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. Its SEC file number is 001-14569.

Historical Data on the Common Units of Plains All American Pipeline, L.P.

The common units of Plains All American Pipeline, L.P. are listed on NYSE under the symbol “PAA.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Plains All American Pipeline, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Plains All American Pipeline, L.P.

According to Plains All American Pipeline, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 136,135,988 common units of Plains All American Pipeline, L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$40.78	$36.70	$0.6125
Second	44.90	38.28	0.6375
Third	47.52	42.20	0.6500
Fourth	42.77	38.99	0.6750
2006
Quarter
First	46.90	39.57	0.6875
Second	48.70	42.98	0.7075
Third	47.11	43.43	0.7250
Fourth	52.45	45.55	0.7500
2007
Quarter
First	58.88	50.04	0.800
Second	64.31	57.01	0.8125
Third	65.05	53.38	0.8300
Fourth	56.20	49.16	0.8400
2008
Quarter
First	52.00	44.13	0.8500
Second	50.41	45.11	0.8650
Third	47.97	36.48	0.8875
Fourth	40.95	26.01	0.8925
2009
Quarter
First	39.96	34.69	0.8925
Second	44.67	37.41	0.9050
Third	49.65	42.75	0.9050
Fourth	53.03	45.75	0.9200
2010
Quarter
First	56.87	51.67	0.9275
Second	59.75	52.33	0.9350
Third (through July 20)	63.34	57.96	0.0000	*

*	Plains All American Pipeline, L.P. declared a dividend of $0.9425 on July 13, 2010 which is payable on September 13, 2010.

The closing price of the common units of Plains All American Pipeline, L.P. on July 20, 2010 was $63.34.

Description of Regency Energy Partners LP

According to publicly available documents, Regency Energy Partners LP is engaged in the gathering, processing, contract compression and transportation of natural gas and natural gas liquids. Its SEC file number is 000-51757.

Historical Data on the Common Units of Regency Energy Partners LP

The common units of Regency Energy Partners LP are listed on NASDAQ under the symbol “RGNC.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Regency Energy Partners LP, as reported on NASDAQ, as well as the cash dividends paid per common unit of Regency Energy Partners LP.

According to Regency Energy Partners LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 3, 2010 there were 93,191,602 common units of Regency Energy Partners LP issued and outstanding.

	High	Low	Dividends
2006
Quarter
First	$22.10	$19.47	$0.0000
Second	23.00	21.30	0.2217
Third	24.52	22.00	0.3500
Fourth	27.20	24.18	0.3700
2007
Quarter
First	28.40	26.11	0.3700
Second	33.18	24.97	0.3800
Third	34.32	29.15	0.3800
Fourth	33.00	28.46	0.3900
2008
Quarter
First	33.37	26.45	0.4000
Second	27.99	24.31	0.4200
Third	25.35	16.21	0.4450
Fourth	18.24	5.67	0.4450
2009
Quarter
First	12.59	8.05	0.4450
Second	14.56	11.36	0.4450
Third	19.61	14.29	0.4450
Fourth	20.93	18.66	0.4450
2010
Quarter
First	23.19	20.00	0.4450
Second	24.57	20.43	0.4450
Third (through July 20)	25.74	23.62	0.0000

The closing price of the common units of Regency Energy Partners LP on July 20, 2010 was $25.74.

Strategic Market Access Notes	| 15

Description of Spectra Energy Partners, LP

According to publicly available documents, Spectra Energy Partners, LP is engaged in the transportation and gathering of natural gas through interstate pipeline systems with over 3,100 miles of pipelines that serve the southeastern United States, Oklahoma, Arkansas and Missouri, and the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 49 billion cubic feet that are located in southeast Texas, south central Louisiana and southwest Virginia. Its SEC file number is 001-33556.

Historical Data on the Common Units of Spectra Energy Partners, LP

The common units of Spectra Energy Partners, LP are listed on NYSE under the symbol “SEP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Spectra Energy Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of Spectra Energy Partners, LP.

According to Spectra Energy Partners, LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30, 2010 there were 58,705,791 common units of Spectra Energy Partners, LP issued and outstanding.

	High	Low	Dividends
2007
Quarter
Second	$28.65	$22.00	$0.00
Third	30.75	25.86	0.00
Fourth	26.14	24.10	0.30
2008
Quarter
First	25.67	22.46	0.32
Second	25.59	23.05	0.33
Third	24.13	18.35	0.34
Fourth	20.82	14.75	0.35
2009
Quarter
First	22.42	19.56	0.36
Second	23.25	20.17	0.37
Third	24.60	21.45	0.38
Fourth	29.82	24.09	0.40
2010
Quarter
First	31.33	27.42	0.41
Second	33.94	29.75	0.42
Third (through July 20)	35.80	33.94	0.00

The closing price of the common units of Spectra Energy Partners, LP on July 20, 2010 was $35.26.

Description of Suburban Propane Partners, L.P.

According to publicly available documents, Suburban Propane Partners, L.P. is a nationwide marketer and distributor of a diverse array of products meeting the energy needs of its customers. Suburban Propane Partners, L.P. specializes in the distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets. Its SEC file number is 001-14222.

Historical Data on the Common Units of Suburban Propane Partners, L.P.

The common units of Suburban Propane Partners, L.P. are listed on NYSE under the symbol “SPH.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Suburban Propane Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Suburban Propane Partners, L.P.

According to Suburban Propane Partners, L.P.’s Form 10-Q for the quarterly period ended March 31, 2010, as of March 27, 2010 there were 35,290,334 common units of Suburban Propane Partners, L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
First	$35.91	$33.67	$0.6125
Second	35.78	32.50	0.6125
Third	37.39	27.35	0.6125
Fourth	29.23	24.04	0.6125
2006
Quarter
First	30.09	26.21	0.6125
Second	31.52	27.85	0.6125
Third	35.43	31.44	0.6375
Fourth	39.07	33.61	0.6625
2007
Quarter
First	44.00	35.93	0.6875
Second	49.00	44.00	0.7000
Third	49.16	40.55	0.7125
Fourth	48.15	40.00	0.7500
2008
Quarter
First	41.94	35.95	0.7625
Second	42.01	38.20	0.7750
Third	39.06	33.15	0.8000
Fourth	34.68	22.64	0.8050
2009
Quarter
First	40.86	31.90	0.8100
Second	42.80	36.79	0.8150
Third	45.88	40.57	0.8250
Fourth	47.35	41.24	0.8300
2010
Quarter
First	50.00	43.94	0.8350
Second	49.14	43.82	0.8400
Third (through July 20)	49.11	46.44	0.0000

The closing price of the common units of Suburban Propane Partners, L.P. on July 20, 2010 was $49.11.

16 |	Strategic Market Access Notes

Description of Targa Resources Partners LP

According to publicly available documents, Targa Resources Partners LP’s business operations consist of natural gas gathering and processing and the fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids. Its SEC file number is 001-33303.

Historical Data on the Common Units of Targa Resources Partners LP

The common units of Targa Resources Partners LP are listed on NYSE under the symbol “NGLS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Targa Resources Partners LP, as reported on NYSE, as well as the cash dividends paid per common unit of Targa Resources Partners LP.

According to Targa Resources Partners LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of May 1, 2010 there were 67,980,596 common units of Targa Resources Partners LP issued and outstanding.

	High	Low	Dividends
2007
Quarter
First	$32.02	$21.00	$0.00000
Second	34.60	28.28	0.16875
Third	33.92	27.61	0.33750
Fourth	29.56	26.18	0.33750
2008
Quarter
First	29.62	21.15	0.39750
Second	26.60	23.05	0.41750
Third	23.90	16.13	0.51250
Fourth	16.74	6.10	0.51750
2009
Quarter
First	10.40	7.25	0.51750
Second	14.97	8.96	0.51750
Third	18.98	13.90	0.51750
Fourth	24.57	18.24	0.51750
2010
Quarter
First	27.00	22.35	0.51750
Second	28.48	20.79	0.51750
Third (through July 20)	27.01	25.16	0.00000

The closing price of the common units of Targa Resources Partners LP on July 20, 2010 was $27.00.

Description of Teekay LNG Partners L.P.

According to publicly available documents, Teekay LNG Partners L.P. is an international provider of marine transportation services for LNG, LPG and crude oil. Its SEC file number is 001-32479.

Historical Data on the Common Units of Teekay LNG Partners L.P.

The common units of Teekay LNG Partners L.P. are listed on NYSE under the symbol “TGP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Teekay LNG Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Teekay LNG Partners L.P.

According to Teekay LNG Partners L.P.’s Form 20-F for the year ended December 31, 2009, as of December 31, 2009 there were 44,972,563 common units of Teekay LNG Partners L.P. issued and outstanding.

	High	Low	Dividends
2005
Quarter
Second	$28.45	$18.00	$0.0000
Third	34.70	28.12	0.2357
Fourth	31.66	27.40	0.4125
2006
Quarter
First	31.69	28.65	0.4125
Second	31.98	29.13	0.4625
Third	31.47	29.35	0.4625
Fourth	34.23	30.00	0.4625
2007
Quarter
First	38.08	32.70	0.4625
Second	39.94	34.92	0.4625
Third	36.93	33.20	0.5300
Fourth	34.47	28.76	0.5300
2008
Quarter
First	31.69	27.22	0.5300
Second	30.48	26.33	0.5300
Third	26.52	14.89	0.5500
Fourth	18.26	9.96	0.5700
2009
Quarter
First	19.93	15.02	0.5700
Second	19.50	15.74	0.5700
Third	25.05	18.85	0.5700
Fourth	26.59	23.10	0.5700
2010
Quarter
First	29.87	24.91	0.5700
Second	30.97	26.57	0.6000
Third (through July 20)	32.98	29.13	0.0000

The closing price of the common units of Teekay LNG Partners L.P. on July 20, 2010 was $39.28.

Strategic Market Access Notes	| 17

Description of Western Gas Partners, LP

According to publicly available documents, Western Gas Partners, LP owns, operates, acquires and develops midstream energy assets. Its SEC file number is 001-34046.

Historical Data on the Common Units of Western Gas Partners, LP

The common units of Western Gas Partners, LP are listed on NYSE under the symbol “WES.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Western Gas Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of Western Gas Partners, LP.

According to Western Gas Partners, LP’s Form 10-Q for the quarterly period ended March 31, 2010, as of April 30, 2010 there were 27,900,000 common units of Western Gas Partners, LP issued and outstanding.

	High	Low	Dividends
2008
Quarter
Second	$17.25	$16.15	$0.0000
Third	16.96	13.02	0.1582
Fourth	15.17	10.58	0.3000
2009
Quarter
First	15.62	12.63	0.3000
Second	15.65	13.96	0.3000
Third	17.90	15.39	0.3100
Fourth	19.73	17.51	0.3200
2010
Quarter
First	22.87	19.49	0.3300
Second	23.93	20.94	0.3400
Third (through July 20)	23.89	21.97	0.0000	*

*	Western Gas Partners, LP declared a dividend of $0.3500 on July 20, 2010 which is payable on September 13, 2010.

The closing price of the common units of Western Gas Partners, LP on July 20, 2010 was $23.79.

18 |	Strategic Market Access Notes

Interest Payments and Payments at Maturity – Hypothetical Examples

The examples of hypothetical interest payments and maturity payments set forth below are intended to illustrate the effect of different Dividend Amounts and Ending Basket Values of the Energy MLP Basket on the amount you will receive in respect of the Notes.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on each Interest Payment Date will depend on the actual Dividend Amount for that Interest Period, and the actual amount you receive if you hold your Notes at maturity will depend on the actual Net Investment Value on the Valuation Date.

Hypothetical Interest Payments

The interest payable on each quarterly Interest Payment Date, which can be as little as $0.50 (0.05% of $1,000 principal amount per Note) per Note, will depend on the Dividend Amount for that Interest Period. The Dividend Amount will vary and could be zero for any Interest Period. Because the Dividend Amount may be subject to significant variations during each Interest Period, it is not possible to present a complete range of possible interest amounts

The examples of hypothetical interest amounts set forth below are intended to illustrate the effect of different Dividend Amounts in each Interest Period, which depends on the actual amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during such Interest Period. The hypothetical interest amounts are based on the assumption that there are 90 days in each Interest Period, that the Notes have a term of twelve months and that the Notes are held to maturity.1 The hypothetical Total Interest Amount for each Interest Period provided in the examples below is only relevant to such Interest Period. A hypothetical return for one Interest Period is no indication of such return for a subsequent Interest Period.

Example 1: The Dividend Amount is the same in each Interest Period.

Each Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

■	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

■

Hypothetical Total Interest Amount payable on each Interest Payment Date: $15.35 per Note Hypothetical Total Interest Amount paid per Note: $61.40 ($2.00 total Fixed Interest Amount per Note + $59.40 total Variable Interest Amount per Note)

Example 2: The Dividend Amount decreases after the first Interest Period.

First Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

■	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.35 per Note

Second Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

■	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $2.98 per Note

Third Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

■	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $2.98 per Note

Fourth Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

[1]	Actual term of the Notes will be longer than twelve months.

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■	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

■

Hypothetical Total Interest Amount payable at maturity: $2.98 per Note Hypothetical Total Interest Amount paid per Note: $24.28 ($2.00 total Fixed Interest Amount per Note + $22.28 total Variable Interest Amount per Note)

Example 3: The Dividend Amount increases after the first Interest Period.

First Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 per Note)

■	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.35 per Note

Second Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

■	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $25.25 per Note

Third Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

■	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

■	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $25.25 per Note

Fourth Interest Period

■	Fixed Interest Amount: $0.50 per Note (0.20% per annum on $1,000 issue price)

■	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

■

Hypothetical Total Interest Amount payable at maturity: $25.25 per Note Hypothetical Total Interest Amount paid per Note: $91.10 ($2.00 total Fixed Interest Amount per Note + $89.10 total Variable Interest Amount per Note)

Hypothetical Payments at Maturity and Total Returns

The maturity payment due on the Notes will be based on the Net Investment Value on the Valuation Date. The Net Investment Value depends on the Ending Basket Value, the Dividend Amount and the Accumulated Basket Adjustment Fee. Because the Net Investment Value may be subject to significant variations during the term of the Notes, it is not possible to present a table illustrating a complete range of possible Net Investment Values or total returns on the Notes.

The examples of hypothetical Net Investment Values on the Valuation Date, total payments and total returns on the Notes set forth below are intended to illustrate the effect of different Ending Basket Values and Dividend Amounts on the payment due. All of the hypothetical examples below are based on the following assumptions:

■	Issue price: $1,000 per Note

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■	Starting Basket Value: 100

■	Basket Adjustment Factor: 1.00% per annum, which equals a total Accumulated Basket Adjustment Fee of $9.90 (calculated using a constant Hypothetical Net Investment Value of $990 per Note)[2]

The Notes are held until maturity.

Hypothetical Ending Basket Value	Hypothetical Basket Return Percentage(1)	Hypothetical Final Net Investment Value per Note(2)	Hypothetical Total Interest Amounts per Note(3)	Hypothetical Total Payments per Note(4)	Hypothetical Total Return
74	74%	$ 722.70	$61.40*	$784.10	-21.59%
103	103%	$1,009.80	$61.40*	$1,071.20	7.12%
131	131%	$1,287.00	$61.40*	$1,348.40	34.84%
74	74%	$ 722.70	$24.28**	$746.98	-25.30%
103	103%	$1,009.80	$24.28**	$1,034.08	3.41%
131	131%	$1,287.00	$24.28**	$1,311.28	31.13%
74	74%	$ 722.70	$91.10***	$813.80	-18.62%
103	103%	$1,009.80	$91.10***	$1,100.90	10.09%
131	131%	$1,287.00	$91.10***	$1,378.10	37.81%

(1)	Hypothetical Basket Return Percentage = Hypothetical Ending Basket Value
Hypothetical	Starting Basket Value
(2)	Hypothetical Final Net Investment Value = ($990 x Hypothetical Basket Return Percentage) + Hypothetical Accrued Dividend Amount – Hypothetical Accumulated Basket Adjustment Fee
(3)	* Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in each Interest Period. See Hypothetical Interest Payments above.

** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 1% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

*** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 10% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

(4)	Hypothetical Total Payments = Hypothetical Total Interest Amount Paid + Hypothetical Final Net Investment Value

Certain United States Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the Notes and that hold the Notes as capital assets. A “U.S. Holder” is defined to mean a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes.

In purchasing a Note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat the Note as a cash settled prepaid forward contract providing for the future payment based on the value of the Energy MLP Basket, under which an amount equal to the purchase price of the Note is treated as an interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. Payments of interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting. In addition, and subject to the discussion below about Section 1260 of the Code, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. In addition, at maturity a U.S. Holder will recognize capital gain or loss under such treatment equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder’s tax basis in the Note at that time. Gain or loss on the sale, redemption or other disposition of the Notes generally will be long-term capital gain or loss under such treatment if the U.S. Holder has held the Notes for more than one year at maturity. A U.S. Holder should be

[2]	Actual Accumulated Basket Adjustment Fee will vary over the term of the Notes as the Net Investment Value of the Notes varies.

Strategic Market Access Notes	| 21

aware that the Notes are subject to the “constructive ownership” rules set forth in Section 1260 of the Code, which re-characterizes long-term capital gain that may be recognized in respect of the Notes as ordinary income to the extent such gain is greater than the net long-term gain that would have been realized on a comparable direct investment in the Basket Components and imposes an interest charge on the deemed underpayment of tax with respect to certain income items that are considered to have been deferred by a holder who invests in the Notes rather than in the MLPs directly.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Notes should consult his or her tax advisor in determining the tax consequences of an investment in the Notes, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

In the case of a holder of a Note that is not a U.S. Holder, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, payments of interest made with respect to the Notes will be subject to

U.S. withholding tax at a rate of 30% (unless that income is effectively connected with the conduct of a trade or business in the United States, in which case, in order to avoid withholding, such Non-U.S. Holder will likely be required to provide a properly executed Form W-8ECI). Any capital gain realized upon the sale or other disposition of the Notes should not be subject to U.S. federal income or withholding tax if:

1.	such gain is not effectively connected with a U.S. trade or business of such holder,

2.	such holder has not beneficially owned, during its holding period for the Notes, Notes whose fair market value attributable to any of the MLPs represented in the Energy MLP Basket exceeds 5% of the fair market value of such MLP’s regularly traded class of interests, and

3.	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

You should refer to the preliminary pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the Notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

22 |	Strategic Market Access Notes

Additional Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Note may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by a particular investor according to the following chart.

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
≥ $50,000 and < $1,000,000	$1,000.00	$10.00	$10.00
≥ $1,000,000 and < $5,000,000	$997.50	$7.50	$7.50
≥ $5,000,000	$995.00	$5.00	$5.00

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

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